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                                                                       EXHIBIT 5




                                     May 5, 1997




Pacific Century Financial Corporation
130 Merchant Street
Honolulu, Hawaii   96813

    Re:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         We have acted as counsel to Pacific Century Financial Corporation, a Hawaii corporation (the "Company"), in connection with the Registration Statement on Form S-4 (Registration No. 333-24379) filed with the Securities and Exchange Commission (the "Registration Statement") for the purposes of registering under the Securities Act of 1933, as amended (the "Act"), up to 4,031,499 shares of the Company's common stock, par value $2.00 per share (the "Shares"), to be issued in connection with the proposed merger (the "Merger") of CU Bancorp ("CU") with and into the Company pursuant to an Agreement and Plan of Reorganization dated February 24, 1997 (the "Agreement") and the related Agreement and Plan of Merger (the "Merger Agreement") between the Company and CU.
         In connection with this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuiness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records,


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documents and instruments submitted to us as copies.  We have also relied as to certain matters on information obtained from public officials, officers of the Company and CU and other sources believed by us to be responsible.

         Upon the basis of the aforementioned examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the Merger has become effective in accordance with the laws of the States of Hawaii and California and the terms and conditions of the Agreement and the Merger Agreement, the certificates representing the Shares have been duly signed by the Company and countersigned by the transfer agent and registrar of the Company, and the Shares have been issued and delivered as contemplated by the Agreement, the Merger Agreement and the Registration Statement in conversion of shares of common stock, par value $2.00 per share, of CU that are outstanding at the effective time of the Merger, such Shares will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the Federal laws of the United States and the general corporate laws of the States of Hawaii and California, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of PCFC Common Stock" in the Proxy Statement/Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                             Very truly yours,


                             /s/ Carlsmith Ball Wichman
                                       Case & Ichiki